Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement on Form S-3 (SEC File No. 333-139576) and related Prospectus of Veri-Tek International, Corp., for the registration of 4,004,000 shares of its common stock and to the incorporation by reference therein of our reports dated June 8, 2006, relating to the Audited Consolidated Financial Statements of Quantum Value Management, LLC and its subsidiaries for the years ended December 31, 2005 and 2004, and the Audited Consolidated Financial Statements of Quantum Value Management, LLC and its subsidiaries for the year ended December 31, 2003, which were included in Amendment No. 2 to Veri-Tek International, Corp.’s Current Report on Form 8-K/A, filed on April 26, 2007 with the Securities and Exchange Commission.

/s/ Shaun E. Bonwell
Shaun E. Bonwell, President Goren, Bonwell & Kelley, P.C.

West Bloomfield, MI

May 31, 2007